SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement                [ ] Confidential, for Use of the
[X] Definitive Proxy Statement                     Commission Only (as permitted
[ ] Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to Rule
    14a-11(c) or Rule 14a-12


                             HEADWATERS INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                             HEADWATERS INCORPORATED
                       11778 S. Election Drive, Suite 210
                               Draper, Utah 84020



                                January 26, 2001

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Headwaters Incorporated, which will be held on Friday, March 23, 2001, at 2:00 p.m., Mountain Standard Time, at the Country Inn & Suites, 10499 South Jordan Gateway, South Jordan, UT 84095. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report with respect to the current status of Headwaters' operations and an opportunity for stockholders to ask questions.

         Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

         The Proxy Statement contains a more extensive discussion of each proposal and therefore you should read the Proxy Statement carefully. After you have read the Proxy Statement and accompanying instructions, you should execute and return the enclosed form of proxy card or voting instructions with respect to the proposed matters. THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU APPROVE ALL PROPOSALS.

         Only stockholders of record at the close of business on January 24, 2001 are entitled to vote at the meeting. Stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please complete, date and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the meeting even though you previously submitted a proxy card.

         If you have any questions after reading the Proxy Statement and other materials we have sent, please call Sharon Madden, Headwaters' Director of Investor Relations, at 1-800-316-6214.

                                          Sincerely,

                                          /s/ Kirk A. Benson

                                          Kirk A. Benson
                                          Chairman and Chief Executive Officer


THE BOARD ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT THEIR PROXIES.

                             HEADWATERS INCORPORATED
                       11778 S. Election Drive, Suite 210
                               Draper, Utah 84020

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON FRIDAY, MARCH 23, 2001

                              --------------------

To the Stockholders of Headwaters Incorporated:

         The 2001 Annual Meeting of Stockholders (the "Meeting") of Headwaters Incorporated, a Delaware corporation ("Headwaters"), will be held on Friday, March 23, 2001, starting at 2:00 p.m., Mountain Standard Time, at the Country Inn & Suites, 10499 South Jordan Gateway, South Jordan, UT 84095, for the following purposes:

         1. To elect two Class I directors of Headwaters to serve until the 2004 annual meeting;
         2. To ratify the selection by the board of Arthur Andersen LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2001; and
         3. To transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

         The Board has fixed the close of business on Wednesday, January 24, 2001 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. A copy of Headwaters' Proxy Statement and a proxy card accompany this notice. These materials will be first sent to stockholders on or about January 31, 2001.

         Stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please complete, date and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Meeting even though you previously submitted a proxy card.

                                            By Order of the Board of Directors,

                                            /s/ Harlan M. Hatfield
                                            ---------------------------
                                            Harlan M. Hatfield
                                            Secretary

Draper, Utah
January 26, 2001

                             Your vote is important.

You are urged to date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and that the presence of a quorum may be assured. The prompt return of your signed proxy card, regardless of the number of shares you hold, will aid Headwaters in avoiding the expense of additional proxy solicitations. Giving your proxy does not affect your right to vote in person at the meeting or your right to resubmit later dated proxy cards.

                             HEADWATERS INCORPORATED
                       11778 S. Election Drive, Suite 210
                               Draper, Utah 84020

                              --------------------

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                      To Be Held on Friday, March 23, 2001

                              --------------------


                               GENERAL INFORMATION

         This Proxy Statement is being furnished to the stockholders of Headwaters Incorporated ("Headwaters"), in connection with the solicitation of proxies on behalf of the Board of Directors of Headwaters (the "Board") for use at Headwaters' Annual Meeting of Stockholders and any and all adjournments or continuations thereof (the "Meeting"), to be held Friday, March 23, 2001, starting at 2:00 p.m., Mountain Standard Time, at the Country Inn & Suites, 10499 South Jordan Gateway, South Jordan, UT 84095, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). These materials will be first mailed to stockholders on or about January 31, 2001.

                            PURPOSE OF ANNUAL MEETING

         At the Meeting, stockholders will be asked: (i) to elect two Class I directors of Headwaters to serve until the 2004 annual meeting of stockholders, or until their successors are duly elected and qualified; (ii) to ratify the selection by the Board of Arthur Andersen LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2001; and (iii) to transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         Headwaters' Common Stock, $.001 par value (the "Common Stock"), will be entitled to vote at the Meeting. If a quorum exists, action on item (ii) above will be approved by affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Meeting and entitled to vote on such matters. Directors are elected by a plurality of the shares of Common Stock represented at the Meeting. The Board recommends a vote "FOR" each of the proposals. The Board knows of no other matters which are likely to be brought before the Meeting. If any other matters properly come before the Meeting, however, the person named in the enclosed proxy, or his duly constituted substitute acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with his judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the items listed in the Notice.

                     QUORUM, VOTING RIGHTS AND OTHER MATTERS

         The presence, in person or by proxy, of the holders of a majority of the Common Stock is necessary to constitute a quorum at the Meeting. Only stockholders of record at the close of business on Wednesday, January 24, 2001 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 22,894,473 shares of Common Stock outstanding. Holders of Common Stock as of the Record Date are entitled to one vote for each share held for each of the proposals.

         All shares of Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted in favor of (i.e., "FOR") the items listed in the Notice. Abstentions and broker non-votes will be counted as shares present for quorum purposes and will have no effect on the outcome of the election of directors. Broker non-votes will not affect the outcome of Proposal
2. Abstentions will have the effect of a vote against Proposal 2.

         Broker non-votes result from stockholders who own stock through a brokerage account failing to properly instruct their broker how to vote their shares. A broker may be allowed to vote on Proposals 1 and 2 without specific stockholder instructions. Headwaters urges every stockholder to vote (by proxy or in person) at the Meeting.

         Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (i) filing with Headwaters a written revocation of the proxy, (ii) appearing at the Meeting and casting a vote contrary to that indicated on the proxy, or (iii) submitting a duly executed proxy bearing a later date.

         The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by Headwaters. In addition to the mail solicitation of proxies, officers, directors, employees and agents of Headwaters may solicit proxies by written communication, telephone, telegraph or personal call. Such persons are to receive no special compensation for any solicitation activities. Headwaters will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

                               EXECUTIVE OFFICERS

        The following table sets forth (i) the names of the executive officers,
(ii) their ages as of the Record Date and (iii) the capacities in which they serve Headwaters:

     Name           Age            Position(s)                 Officer Since
     ----           ---            -----------                 -------------
Kirk A. Benson       50      Chief Executive Officer                 1999
                             and Chairman of the Board
Brent M. Cook        40      President and Director                  1996
Steven G. Stewart    52      Chief Financial Officer                 1998
Harlan M. Hatfield   40      Vice President, General Counsel         1998
                             and Secretary

         See "Proposal No. 1 -- Election of Directors, Nominees for Election as Directors" for biographical information regarding Messrs. Benson and Cook.

         Steven G. Stewart was appointed Chief Financial Officer of Headwaters in July 1998 and served as Vice President of Finance and Treasurer from April 1998 through July 1998. From October 1996 through March 1998, Mr. Stewart was a business assurance partner at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP), with primary responsibility for public companies operating in the high technology, mining and extractive industries. From January 1994 through September 1996, Mr. Stewart was self-employed and provided consulting and accounting services to high technology companies, assisted in the negotiation and establishment of strategic alliances, advised companies on alternative valuation methods applicable to acquisition targets and negotiated acquisition/sale transactions. Prior to 1994, Mr. Stewart was an audit partner with Ernst & Young (formerly Arthur Young) and was the Salt Lake City office Director of High Technology and Entrepreneurial Services. Mr. Stewart is a Certified Public Accountant.

         Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998, and as Secretary since July 1999. His primary activities with Headwaters have been the development of synthetic fuel projects, including licensing, financing, permitting, construction, feedstocks, site selection, and other aspects of project development. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory disputes, contracts, and other legal matters. Prior to his employment with Headwaters, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following sets forth the compensation of Headwaters' Chief Executive Officer and the other officers who were executive officers (collectively "named executives") as of September 30, 2000 and whose total annual salary and bonus exceeded $100,000 in fiscal 2000. The amounts shown represent what was earned in the respective fiscal years.

                                                SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------
                                                                            Long-Term Compensation
                                                                      -----------------------------------
                                         Annual Compensation                   Awards           Payouts
                                 ------------------------------------------------------------------------
                                                                      Restricted   Securities
                                                       Other Annual      Stock     Underlying    LTIP       All Other
        Name and                  Salary     Bonus     Compensation     Awards      Options     Payouts   Compensation
   Principal Position     Year      ($)       ($)          ($)            ($)        (#)(4)       ($)          ($)
-------------------------------------------------------------------------------------------------------------------------
Kirk A. Benson (1)        2000     197,500  517,362        6,600           -        300,000        -          1,513
Chief Executive Officer   1999      80,000     -          13,142           -        250,000        -            -
Brent M. Cook (2)         2000     187,500  271,615       53,120           -        150,000        -          2,835
President                 1999     180,000     -          52,845           -           -           -            -
                          1998     133,333   54,400       53,120           -        250,000        -            -
Steven G. Stewart (3)     2000     149,907  150,035        6,600           -        100,000        -          1,413
Chief Financial Officer   1999     119,580     -           6,325           -         50,000        -            -
                          1998      56,175     -           2,750           -         50,000        -            -
Harlan M. Hatfield Vice   2000     130,500  139,688        1,925           -         75,000        -          1,428
President                 1999      80,000     -            -              -           -           -            -
                          1998      80,000     -            -              -         75,000        -            -
------------------

(1) Mr. Benson was appointed Chairman and CEO in April 1999. The 1999 salary for Mr. Benson is for the period April 1999 through September 1999. Prior to his appointment as CEO, Mr. Benson was not an officer or employee of Headwaters, but served as a director for which he earned $10,667 of director fees. These director fees, along with $2,475 of other compensation, are included in other annual compensation for 1999 in the above table.
(2) For Mr. Cook, $46,520 of other annual compensation in each year presented represents compensation expense from the grant of options to purchase Common Stock which had an exercise price at grant date below market value. Compensation is recognized during the period the stock options vest.
(3) Mr. Stewart was employed by Headwaters in May 1998. The 1998 salary for Mr. Stewart is for the period May 1998 through September 1998.
(4) The 1998 option grant to Mr. Cook for the purchase of 250,000 shares of Common Stock was approved by stockholders in March 1999. All other option grants were granted under the 1995 Stock Option Plan.

         In addition to Headwaters' 1995 Stock Option Plan, in fiscal 2000, the Board of Directors approved three employee benefit plans, the Headwaters Incorporated 401(k) Profit Sharing Plan, the 2000 Employee Stock Purchase Plan, and the Headwaters Incorporated Incentive Bonus Plan, all of which were implemented in May 2000. Headwaters also provides health, dental and life insurance coverage for its employees. The Board may recommend and adopt other programs in the future for the benefit of officers, directors and employees.

Option Grants in Fiscal 2000

         The following table sets forth certain information concerning options to purchase Common Stock granted during fiscal 2000 to the executives named in the Summary Compensation Table.

                                            OPTION GRANTS IN FISCAL 2000
-------------------------------------------------------------------------------------------------------------------
                           Number of         % of Total
                          Securities       Options Granted
                          Underlying       to Employees in     Exercise          Expiration      Grant Date Value
         Name           Options Granted(#)     2000         Price ($/Sh)(1)         Date              ($)(2)
-------------------------------------------------------------------------------------------------------------------
Kirk A. Benson              300,000            28.6%          1.50 - 5.00        June 2005            175,613
Brent M. Cook               150,000            14.3%          1.50 - 5.00        June 2005             87,806
Steven G. Stewart           100,000             9.5%          1.50 - 5.00        June 2005             58,538
Harlan M. Hatfield           75,000             7.2%          1.50 - 5.00        June 2005             43,903
------------------

(1) The exercise prices for the options granted to each of the above executives are $1.50 for 1/4 of the options granted, $3.00 for 1/4 of the options granted, $4.00 for 1/4 of the options granted, and $5.00 for 1/4 of the options granted. The fair market value on the date of grant, determined by the closing price of the Common Stock as reported by the Nasdaq Stock Market, was $1.50 for all options.
(2)      Determined using the Black-Scholes option valuation model.

Aggregated Option Exercises in Fiscal 2000 and September 30, 2000 Option Values

         The following table summarizes for the named executive officers of Headwaters the number of stock options exercised during fiscal 2000, the aggregate dollar value realized upon exercise, the total number of unexercised options held at September 30, 2000 and the aggregate dollar value of in-the-money unexercised options held at September 30, 2000. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date (based upon the closing price of Common Stock as reported by the Nasdaq Stock Market for the exercise date) and the exercise price of the option. Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option. The value of unexercised, in-the-money options at September 30, 2000 is the aggregate amount of the difference between their exercise price and $2.88 per share, the fair market value of the underlying stock on September 30, 2000, based on the closing price of the Common Stock on that date. The underlying options have not been and may never be exercised. The actual gains, if any, on exercise will depend on the value of the Common Stock on the actual date of exercise. There can be no assurance that these values will be realized.

                  AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND SEPTEMBER 30, 2000 OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                           Shares                          Number of Securities          Value of Unexercised
                          Acquired         Value          Underlying Unexercised        In-the-Money Options at
                         on Exercise      Realized        Options at 9/30/00 (#)              9/30/00 ($)
Name                         (#)            ($)         Exercisable/Unexercisable      Exercisable/Unexercisable
-------------------------------------------------------------------------------------------------------------------
Kirk A. Benson                0              0              108,333 / 441,667                8,594 / 94,531
Brent M. Cook                 0              0              246,833 / 290,667              160,359 / 80,266
Steven G. Stewart             0              0               49,165 / 150,835                2,864 / 31,511
Harlan M. Hatfield            0              0               82,502 / 107,498               29,649 / 23,632

Long-Term Incentive Plan ("LTIP") Awards in Fiscal 2000

         Headwaters granted no LTIP awards in fiscal 2000.

Future Benefits of Pension Plan Disclosure in Fiscal 2000

         Headwaters has no defined benefit pension plans.

Stock Option Plans

         1995 Stock Option Plan. Headwaters has only one stock option plan, the 1995 Stock Option Plan (the "Option Plan"), under which 2,400,000 shares of Common Stock are reserved for ultimate issuance. A committee of Headwaters' Board of Directors, or in its absence, the Board (the "Committee") administers and interprets the Option Plan. This Committee is authorized to grant options and other awards both under the terms of the Option Plan and outside the Option Plan to eligible employees, officers, directors, and consultants of Headwaters. The Option Plan provides for the granting of both incentive stock options and non-statutory stock options. Terms of options granted under the Option Plan, including vesting requirements, are determined by the Committee. Options granted under the Option Plan vest over periods ranging from 0 to ten years, expire no more than ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants must meet the requirements of the Internal Revenue Code and the Option Plan.

         In May 2000, the Board clarified which prior years' option grants were granted under the Option Plan and which option grants were not granted under the Option Plan. As of January 24, 2001, Headwaters had issued 167,335 shares of Common Stock upon exercise of options granted under the Option Plan. Options for the purchase of an aggregate of 1,688,200 shares of Common Stock (net of exercises and cancellations) were outstanding under the Option Plan. Options for an additional 544,465 shares could be granted in the future under terms of the Option Plan. During fiscal 2000, options to purchase 1,047,200 shares of Common Stock were granted to officers and employees, of which 625,000 were granted to the named executives, as shown in the Summary Compensation Table. The fiscal 2000 option grants to the named executives have terms of five years, exercise prices of $1.50 for 1/4 of the options granted, $3.00 for 1/4 of the options granted, $4.00 for 1/4 of the options granted, and $5.00 for 1/4 of the options granted. The fair market value on the date of grant, determined by the closing price of the Common Stock as reported by the Nasdaq Stock Market, was $1.50 for all options granted to the named executives. The options vest ratably over a three-year period, beginning the month following the grant date.

         Other Options. In addition to options granted under the Option Plan, Headwaters has in prior years granted options for the purchase of Common Stock to employees, officers, directors and consultants outside the Option Plan that were not qualified as incentive stock options for tax purposes. There were no such option grants during the fiscal year ended September 30, 2000.

401(k) Profit Sharing Plan

         The Board of Directors approved a 401(k) profit sharing plan for the benefit of Headwaters employees and in May 2000 the Headwaters Incorporated 401(k) Profit Sharing Plan was adopted. The 401(k) Plan is administered by a committee of the Board of Directors and is subject to the requirements of ERISA. The 401(k) Plan is designed to encourage the accumulation of retirement savings by employees, and substantially all employees of Headwaters are eligible to participate in the 401(k) Plan; non-employee directors are not eligible.

         Under the terms of the 401(k) Plan, employees may elect to make tax-deferred contributions to the 401(k) Plan of up to 15% of their compensation, subject to statutory limitations. Headwaters may elect to match employee contributions up to a maximum rate of 7% of employees' compensation, which matching contributions, if made, vest over a four-year period. No net profits are required for matching contributions by Headwaters. In December 2000, the Board of Directors approved a matching contribution totaling $51,523, which included $5,250 for each of the named executives.

         Participation in the 401(k) Plan is voluntary and each eligible employee makes his or her own election whether and to what extent to participate in the 401(k) Plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees, including the named executives.

2000 Employee Stock Purchase Plan

         The Board approved The 2000 Employee Stock Purchase Plan ("ESPP") to provide eligible employees with an opportunity to increase their proprietary interest in the success of Headwaters by purchasing Common Stock in Headwaters on favorable terms and to pay for such purchases through payroll deductions. The Board believes that this plan is mutually beneficial to employees and Headwaters and its stockholders because such a plan enhances the interest of employees in the continued success of Headwaters and further aligns the interests of employees and stockholders. In addition, the Board is of the opinion that employee stock purchase plans provide an aid in recruiting qualified and talented employees. For these reasons, the Board authorized the adoption of the ESPP. The ESPP was approved by stockholders in September 2000 at a Special Meeting of Stockholders.

         Substantially all employees of Headwaters are eligible to participate in the ESPP; non-employee directors are not eligible. A total of 500,000 shares of stock are reserved for issuance under the ESPP, of which 32,897 shares have been issued through January 24, 2001. Under the ESPP, employees purchase shares of Common Stock directly from Headwaters, which shares are made available either from Headwaters' authorized but unissued shares or from treasury shares, including shares repurchased on the open market. The ESPP is intended to comply with Section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of from 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of calendar-month offerings. The cost per share to the employee is 85% of the lesser of the fair market value at the beginning of the offering period and the end of the offering period.

         Participation in the ESPP is voluntary and each eligible employee will make his or her own election whether and to what extent to participate in the ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees, including the named executives.

Incentive Bonus Plan

         The Incentive Bonus Plan ("Bonus Plan"), approved annually by the Compensation Committee of the Board of Directors which is comprised only of independent directors ("Compensation Committee"), provides for annual cash bonuses to be paid if Headwaters accomplishes certain financial goals and if employees meet individual goals. A participant's cash bonus is based on Headwaters' success in exceeding specified financial performance targets established by the Compensation Committee, the employee's base pay, and individual performance during the year. Headwaters' financial goals are based upon an economic value added concept ("EVA") which purports to more closely align with a company's share price than other measurements of performance. EVA is a concept that is founded on the assumption that "free cash flow" is the primary driver of corporate value over time. This concept and EVA-based compensation plans began in the early 1970s and are still used by some of the most successful companies in the U.S.

         Beginning in early fiscal 2000, Headwaters' management and the Board of Directors initiated a comprehensive review of Headwaters' compensation program for its executives, management personnel and all other employees. This review consisted of a formal study by a well-known international human resources consulting firm of current employee responsibilities and compensation as well as a study of compensation programs used by other similarly situated public companies. This compensation review culminated in a detailed report presented to the Compensation Committee by the consulting firm.

         The consulting firm's report recommended several changes in Headwaters' compensation policies and programs, including changes in base salary levels and long-term incentives such as stock option grants as well as implementation of a bonus plan. Following the issuance of the report, the Compensation Committee made several recommendations to the Board, which the Board subsequently adopted. It was determined that an incentive bonus program that closely linked bonus compensation to the creation of shareholder value as measured under the EVA concept would be in the best interests of Headwaters and its stockholders since EVA-based plans are purported to be one of the best indicators of actual shareholder value creation. Accordingly, the Board adopted a formal EVA-based incentive bonus plan in fiscal 2000. The Board determined that such a plan was the best way to motivate Headwaters' management and employees to continuously seek to meet and exceed performance goals.

         Under the terms of the Bonus Plan, annual cash awards can be earned by participants, consisting of all full-time employees who are employed at the end of the fiscal year, provided Headwaters and participant goals are met or exceeded. The amount of the cash awards is dependent on several factors, the most important of which is the EVA multiplier, or a factor determined by how much Headwaters' performance exceeds a financial threshold ("EVA target") established by the Compensation Committee for each fiscal year. No awards are earned if the EVA target is not achieved. EVA profit, which varies from traditional accrual accounting earnings, is determined each fiscal year and is then compared to the EVA target, which determines the EVA multiplier. EVA profit is defined as net income, plus or minus economic adjustments, minus the cost of capital. A portion of annual cash awards "earned" by management personnel are banked, meaning that the awards are not actually earned unless the EVA target is achieved in each of the two succeeding fiscal years. This banking mechanism helps motivate management and employees to achieve long-term sustainable shareholder value and discourages short-term performance at the expense of long-term shareholder value creation. The bonus amounts for 2000 reflected in the cash compensation table represent the cash awards paid to the named executives for fiscal 2000, but do not include banked amounts because these must be earned by achieving the EVA targets in fiscal 2001 and 2002.

Employment Contracts and Termination of Employment and Change in Control Arrangements

         Kirk A. Benson. Effective April 1999, Headwaters and Mr. Benson entered into an employment agreement covering the succeeding three-year term, with a salary of $15,000 per month until adjusted by the Board of Directors. An adjustment was made effective July 1, 2000 to increase Mr. Benson's monthly salary to $20,833. The employment agreement further provides for participation in Headwaters' incentive bonus plan, if any, as in effect from time to time, expense reimbursement, and the grant of stock options. Specifically, the agreement provided for the grant of options for 250,000 shares of Common Stock at an exercise price of $4.13 per share, to vest on a pro rata basis at the beginning of each 12 month anniversary during the term of the employment agreement, which are exercisable through April 2009, with full vesting upon disability or death. Such grant was made in fiscal 1999. Under the agreement, Mr. Benson is entitled to six weeks annual paid vacation, a monthly car allowance of $550, and other benefits comparable to those generally available to Headwaters employees. If his employment is terminated by Headwaters without cause or terminated by Mr. Benson for good reason, he is entitled to termination benefits equal to 100% of his then annual base salary.

         Brent M. Cook. In April 1998, Headwaters and Mr. Cook entered into an employment agreement covering the succeeding five year term, with the salary to be established by the Board of Directors consistent with an annual compensation review of comparable positions of public companies. Mr. Cook's current monthly salary is $17,500. The employment agreement further provides for participation in Headwaters' incentive bonus plan, if any, as in effect from time to time, expense reimbursement, and the grant of stock options. Specifically, the agreement provided for the grant of options for 250,000 shares of Common Stock at an exercise price of $12.97 per share, to vest on a pro rata basis at the beginning of each month during the term of the employment agreement, which are exercisable through April 2008, with full vesting upon disability or death. Such grant was made in fiscal 1998. Under the agreement, Mr. Cook is entitled to six weeks annual paid vacation, a monthly car allowance of $550, an annual dental allowance of $4,500, and other benefits comparable to those generally available to Headwaters employees. If his employment is terminated by Headwaters without cause or terminated by Mr. Cook for good reason, he is entitled to termination benefits equal to 100% of his then annual base salary.

         Steven G. Stewart. Effective May 1998, Headwaters and Mr. Stewart entered into an employment agreement covering a continuous three-year period, unless terminated by Headwaters for cause or disability, or by Mr. Stewart for good cause or without good reason provided 90 days prior written notice is given. Mr. Stewart's regular monthly salary will be at least $8,334 for the period from May 1998 through September 1999 and $11,360 thereafter. Mr. Stewart's current monthly salary is $14,500. The employment agreement further provides for participation in Headwaters' incentive bonus plan, if any, as in effect from time to time, and the grant of stock options. Specifically, the agreement provided for the grant of options for 50,000 shares of Common Stock at an exercise price of $12.63 per share, to vest on a pro rata basis over 60 months beginning May 1998, which are exercisable through April 2008, with full vesting upon disability or death. Such grant was made in fiscal 1998. In addition, Mr. Stewart receives a monthly car allowance of $550 and other benefits comparable to those generally available to Headwaters employees. If his employment is terminated by Headwaters without cause or terminated by Mr. Stewart for good reason, he is entitled to termination benefits equal to 200% of his then annual base salary and all outstanding options vest immediately.

Board Meetings

         The Board held a total of 12 regular and special meetings during fiscal 2000. All directors attended all of the meetings.

Committees of the Board

         The Board of Directors has two committees, an Audit Committee and a Compensation Committee, both of which are comprised solely of outside directors. The Compensation Committee consists of Mr. Weller, as chair, Mr. Hill and Mr. Herickhoff. The Audit Committee consists of Mr. Herickhoff, as chair, Mr. Squire, and Mr. Hill. The Audit Committee held two meetings in fiscal 2000 and the Compensation Committee held two meetings in fiscal 2000.

Compensation Committee Report on Executive Compensation

         The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the overall compensation for Headwaters' officers and other key executives, including the named executives. The Committee also oversees the granting of stock options and the payment of incentive bonuses to all executives and employees of Headwaters. Future compensation polices will be dependent on Headwaters' performance and cash flow and employee performance.

         Headwaters seeks to compensate executives at competitive levels, considering current compensation surveys for companies in similar industries and development patterns, the growth of Headwaters, each executive's individual contribution to meeting Headwaters' goals and objectives, and overall business conditions as part of the total benefit package for employees. During fiscal 2000, Headwaters' initiated a comprehensive review of Headwaters' compensation program for its executives, management personnel and all other employees. This review consisted of a formal study by a well-known international human resources consulting firm of current employee responsibilities and compensation as well as a study of compensation programs used by other similarly situated public companies. This compensation review culminated in a detailed report presented to the Compensation Committee by the consulting firm. Following the issuance of the report, the Compensation Committee made several recommendations to the Board, which the Board subsequently adopted. These recommendations, which affected all executives, management personnel and other employees of Headwaters, included changes in base salary levels and long-term incentives such as stock option grants as well as implementation of an incentive bonus plan. The incentive bonus plan is deemed to be a significant part of the total compensation package for the named executives.

         The current employment agreement for Mr. Benson was approved by the Board of Directors in a meeting on April 20, 1999. The Compensation Committee recommended the fiscal 2000 cash compensation, cash bonus and grant of options to Mr. Benson based on Mr. Benson's ability to meet Headwaters' objectives.

         The Compensation Committee strives to ensure that Headwaters' compensation plan attracts, retains and rewards both staff and management personnel while continuing to operate in the best interests of the stockholders.

                                                    Compensation Committee

                                                    Raymond J. Weller, Chairman
                                                    John P. Hill
                                                    James A. Herickhoff

Compensation of Directors

         Headwaters' directors hold office until the end of their respective terms or until their successors have been duly elected and qualified.

         Outside directors are entitled to annual cash compensation of up to $32,000, which is paid quarterly. The outside directors are also entitled to 1,000 options for each month of service, subject to vesting limitations. The Chairman of the Board, unless a salaried employee of Headwaters, is entitled to cash compensation and options on the same vesting terms, but in the amount of 125% of that which may be received by the other directors. Directors receive reimbursement for out-of-pocket expenses. The cash compensation and options described in this section do not apply to directors who are salaried employees of Headwaters.

         In December 1998, each of Headwaters' outside directors received (i) 7,000 options for the period of service from the fiscal 1998 annual stockholders' meeting to the fiscal 1999 stockholders' meeting, subject to vesting, and (ii) 36,000 options for the three-year period following the 1999 annual stockholders' meeting, subject to vesting, on a pro rata basis, at the fiscal 2000, 2001 and 2002 annual stockholders' meetings. The options granted in December 1998 have exercise prices equal to the closing price of the Common Stock on the grant date. None of the option grants were granted under the 1995 Stock Option Plan.

         Headwaters' executive officers are appointed by the Board of Directors and serve at the discretion of the Board. The authority of the Board of Directors over the officers of Headwaters has been delegated to the Chief Executive Officer.

Audit Committee Report

         The primary purposes of the audit committee are to provide oversight of Headwaters' management in the areas of corporate governance including i) the financial reporting system, the system of internal controls, and the outside independent auditing process and audit results, and ii) legal and regulatory compliance in areas where control systems must be in place to reduce financial risk to Headwaters to acceptable levels. The audit committee meets at least semi-annually and consists only of outside directors who have not previously been officers of Headwaters. Each of the members of the audit committee qualifies as independent under the current listing standards of the National Association of Securities Dealers.

         The audit committee meets periodically with management to consider the adequacy of Headwaters internal controls and the reliability of Headwaters' financial statements. The committee also meets privately with the independent auditors, who have unrestricted access to the committee. The committee recommends to the Board the appointment of the independent auditors and periodically reviews their performance and independence from management. The Board has adopted a written charter setting forth the mission, structure and responsibilities of the committee. A copy of the charter is attached to this proxy statement as Appendix A.

         Management has primary responsibility for Headwaters' financial statements and financial reporting process, including Headwaters' system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Headwaters in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

         This year, we reviewed the audited financial statements and met with both management and Arthur Andersen, Headwaters independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have received from and discussed with Arthur Andersen the written disclosure and letter required by Independence Standards Board Standard No. 1. These items relate to that firm's independence from Headwaters. We also discussed with Arthur Andersen the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

         Based on these reviews and discussions, we recommended to the Board that the audited financial statements be included in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

                                                  Audit Committee

                                                  James A. Herickhoff, Chairman
                                                  DeLance W. Squire
                                                  John P. Hill

Audit Fees

         The following table summarizes the fees paid or payable to Arthur Andersen for services rendered for the fiscal year ended September 30, 2000. Arthur Andersen performed review services only for the quarter ended June 30, 2000. The cost for this review was $6,500 and is included in the caption "Audit fees" below. Reviews of the quarters ended December 31, 1999 and March 31, 2000 were performed by PricewaterhouseCoopers, who were dismissed as Headwaters' auditors in July 2000. The cost for those reviews are not included in the table.

           Audit fees                                              $69,894
           Financial systems design and implementation fees              0
           All other fees                                                0
                                                                -----------
           Total                                                   $69,894
                                                                ===========

Stockholder Return Performance Graph

         The following graph shows a comparison of the cumulative total stockholder return, calculated on a dividend reinvestment basis, for September 30, 1995 through September 30, 2000, on Headwaters' Common Stock with (1) the Nasdaq Composite Index--U.S., (2) the Standard & Poors Energy - 500 Index, and
(3) the Standard & Poors Chemicals (Specialty) - 500 Index. Because the sale of chemical reagent to licensees has become a significant portion of Headwaters' revenues and is expected to remain so in the future, the Standard & Poors Chemicals (Specialty) - 500 Index has been added to the comparison of cumulative total returns this year. The comparison assumes $100 was invested on September 30, 1995.

         Please note that historic stock price performance shown on the graph is not necessarily indicative of future price performance. Headwaters has not paid dividends on its Common Stock.

                                       [GRAPH OMITTED]
                         Total Returns Assume Reinvestment of Dividends

                                     9/30/95    9/30/96    9/30/97     9/30/98    9/30/99     9/30/00
                                  ----------- ---------- ---------- ----------- ---------- -----------
Headwaters                              $100       $110       $123        $125       $ 33        $ 38
S&P Energy - 500                         100        126        184         175        208         238
S&P Chemicals (Specialty) - 500          100        108        122          96        116          91
Nasdaq Composite (US)                    100        119        163         165        270         359


                    SECURITY OWNERSHIP OF DIRECTORS, NOMINEES
                           AND PRINCIPAL STOCKHOLDERS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of January 24, 2001 regarding the beneficial ownership of Headwaters' Common Stock, for: (i) each person (or group of affiliated persons) who, insofar as Headwaters has been able to ascertain, beneficially owned more than 5% of the outstanding shares of Common Stock; (ii) each director and executive officer of Headwaters; and (iii) all directors and executive officers of Headwaters as a group. Headwaters has relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and Forms 3, 4 and 5. As of January 24, 2001, there were 22,894,473 shares of Common Stock outstanding. As of that date, there were outstanding options to purchase 3,677,300 shares of Common Stock, outstanding warrants to purchase 724,483 shares of Common Stock, and outstanding shares of Preferred Stock convertible into approximately 442,882 shares of Common Stock.

  Name and Address of                Amount and Nature of
  Beneficial Owner (1)               Beneficial Ownership(2)   Percent of Class
  --------------------               -----------------------   ----------------
  Directors
  ---------
  Kirk A. Benson                            932,830 (3)                4.0%
  Brent M. Cook                             313,883 (4)                1.4%
  Raymond J. Weller                         436,662 (5)                1.9%
  DeLance W. Squire                          54,500 (6)                 *
  James A. Herickhoff                        54,500 (7)                 *
  John P. Hill, Jr.                          45,500 (8)                 *

  Executive Officers
  ------------------
  Steven G. Stewart                         106,753 (9)                 *
  Harlan M. Hatfield                        102,502(10)                 *

  All directors and executive             2,047,130(11)                8.6%
  officers as a group (eight persons)

  Quince Associates, L.P.(12)             2,010,844(13)                8.5%
  555 Zang Street, Suite 300
  Lakewood, CO 80228
------------------
   *     Less than 1%

(1) The address of each person named in the table is c/o Headwaters Incorporated, 11778 S. Election Drive, Suite 210, Draper, Utah 84020.
(2) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from January 24, 2001, and the total outstanding shares used to calculate each beneficial owner's percentage includes such shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of January 24, 2001.
(3) Consists of 718,748 shares owned by Mr. Benson, warrants for 55,749 shares exercisable within 60 days of January 24, 2001, and options to purchase 158,333 shares held by Mr. Benson exercisable within 60 days of January 24, 2001.
(4) Consists of 13,050 shares owned by Mr. Cook and options to purchase 300,833 shares held by Mr. Cook exercisable within 60 days of January 24, 2001.
(5) Consists of 318,402 shares owned by Mr. Weller, warrants for 33,510 shares exercisable within 60 days of January 24, 2001, and options to purchase 84,750 shares held by Mr. Weller exercisable within 60 days of January 24, 2001.
(6) Consists of 2,500 shares owned by Mr. Squire and options to purchase 52,000 shares held by Mr. Squire exercisable within 60 days of January 24, 2001.
(7) Consists of 8,000 shares owned by Mr. Herickhoff and options to purchase 46,500 shares held by Mr. Herickhoff exercisable within 60 days of January 24, 2001.
(8) Consists of options to purchase 45,500 shares held by Mr. Hill exercisable within 60 days of January 24, 2001.
(9) Consists of 24,200 shares owned by Mr. Stewart, warrants for 6,720 shares exercisable within 60 days of January 24, 2001, and options to purchase 75,833 shares held by Mr. Stewart exercisable within 60 days of January 24, 2001.
(10) Consists of options to purchase 102,502 shares held by Mr. Hatfield exercisable within 60 days of January 24, 2001.
(11) Consists of 1,084,900 shares issued and outstanding, and options and warrants to purchase 962,230 shares exercisable within 60 days of January 24, 2001.
(12) Cherokee Associates, LLC and Diamond Jay, Ltd. Co. are the holders of the beneficial shares shown above. Quince Associates, L.P. is a limited partnership which owns 72.5% of Cherokee Associates, LLC and 66.7% of Diamond Jay, Ltd. Co. Evensong, LLC is the general partner and a 49% limited partner of Quince Associates, L.P. and Vespers, LLC is a 50% limited partner. Evensong, LLC and Vespers, LLC are owned by various family trusts. Mr. John P. Hill, Jr., a director of Headwaters, is a 2.5% owner of Cherokee Associates, LLC.
(13) Consists of 1,185,818 shares issued and outstanding, warrants to purchase 396,454 shares exercisable within 60 days of January 24, 2001, and convertible preferred stock convertible into 428,572 shares.

                        TRANSACTIONS WITH RELATED PARTIES

         Issuance of Common Stock and Warrants to Officers and Directors. In April 2000, Headwaters issued approximately 379,000 shares of Common Stock and warrants for the purchase of approximately 133,000 shares of Common Stock to certain officers and directors for net cash proceeds of approximately $588,000. The warrants are exercisable through March 2005 at a price of $1.56 per share. Mr. Benson purchased 159,283 shares and acquired warrants for the purchase of 55,749 shares; Mr. Weller purchased 95,744 shares and acquired warrants for the purchase of 33,510 shares; and Mr. Stewart purchased 19,200 shares and acquired warrants for the purchase of 6,720 shares. A former officer purchased 104,448 shares and acquired warrants for the purchase of 36,557 shares.

         Modification of Terms of Warrants. During March 2000, the terms of existing warrants for the purchase of approximately 2,750,000 shares of Common Stock at exercise prices ranging from $3.50 to $12.00 per share were exchanged for warrants for the purchase of approximately 620,000 shares of Common Stock with exercise prices of $1.32 per share. Included in these numbers were warrants held by Mr. Benson and lenders to Headwaters, including OZ Master Fund, Ltd., Joe K. Johnson, and Aspen Capital Resources, LLC (see below). Also, in fiscal 2000, Headwaters purchased and cancelled warrants held by OZ Master Fund, Ltd. for the purchase of approximately 187,000 shares of common stock for cash payments totaling approximately $330,000.

         Major Financing Transaction. On March 17, 1999, Headwaters completed a financing transaction (the "Financing") with OZ Master Fund, Ltd., an affiliate of the Och-Ziff Capital Management Group. The Financing consisted of the issuance of $20,000,000 face value of convertible secured debt, issued at a 50% discount, and the issuance of 60,000 shares of cumulative convertible preferred stock (series D) for $6,000,000, for total gross proceeds of $16,000,000. Warrants for the purchase of Common Stock were also issued as part of the Financing. Beginning in November 1999 and through April 2000, Headwaters issued 2,631,321 shares of Common Stock on conversion of 24,369 shares of series D Preferred Stock. In April and May 2000, Headwaters redeemed the remaining 35,631 shares of series D Preferred Stock for payments totaling approximately $4,454,000, including a redemption premium of approximately $891,000. In April and May 2000, Headwaters redeemed all of the convertible secured debt for payments totaling approximately $17,968,000, resulting in an extraordinary loss of approximately $6,037,000.

         Sale of Series C Convertible Preferred Stock. During January 1999, Headwaters completed a financing transaction with Joe K. Johnson, a former major stockholder and lender to Headwaters, that consisted of the sale of 1,000 shares of a new series of non-voting preferred stock, designated as Series C 7% Convertible Preferred Stock. Headwaters received $900,000 in net proceeds from the issuance of this preferred stock. Warrants for the purchase of 72,727 shares of Common Stock were issued in conjunction with this preferred stock. The warrants are exercisable from April 1999 through July 2001 at an exercise price of $6.88 per share. The warrants issued and changes made to other existing warrants were valued at approximately $500,000. The exercise deadline for certain other warrants with an exercise price of $7.00 per share held by Mr. Johnson were extended to June 2000 and certain additional warrants with an exercise price of $30.00 per share were relinquished and canceled. Headwaters granted registration rights for the restricted common shares issuable upon conversion of the preferred stock or upon exercise of the Common Stock warrants. Through January 4, 2000, all of the Series C preferred stock had been converted. Approximately 237,000 shares of Common Stock were issued on conversion of the preferred stock and related accrued but unpaid dividends.

         Issuance of Convertible Debt to Aspen Capital Resources, LLC. In September 1999, Headwaters entered into a transaction with Aspen Capital Resources, LLC ("Aspen"), which is 99% owned by Joe K. Johnson, a former major stockholder and lender to Headwaters, to provide financing of up to $4 million in the form of convertible secured debt. The agreement provided for Headwaters to make draws as needed. Headwaters received $850,000 at the time of closing, less a placement fee of 10%, and subsequent to September 30, 1999 received a total of $1,650,000, less a placement fee of 10%. The debt was convertible at $3.00 per share, or market, whichever was less, and was convertible at the rate of 25% every 30 days beginning 30 days from the date of closing, subject to certain restrictions. Headwaters could redeem all outstanding debt at a rate of 125% of face value by providing 30 days notice. Borrowings were due in March 2001, if not converted earlier, and interest payments were due quarterly beginning March 2000. Headwaters assigned the royalties to be received from a licensed synthetic fuel facility as collateral for the financing. In November and December 1999, approximately 2,532,000 shares of Common Stock were issued on conversion of $1,460,000 of the convertible debt. The remaining debt was redeemed by Headwaters in January 2000.

         The agreement required the issuance of warrants to purchase Headwaters shares equal to 40% of the shares issuable under any borrowings under this financing arrangement. The warrants have a three-year exercise period and an exercise price of $3.60 per share. Warrants for the purchase of a total of approximately 350,000 shares of Common Stock were issued and were assigned a value, using the Black-Scholes option valuation model, of approximately $477,000.

         Issuance of Convertible Debt to DH Financial, L.C. In December 1999, Headwaters placed the final $1,500,000 of financing with DH Financial, L.C. rather than Aspen providing the entire $4,000,000 of funding as provided under the September financing arrangement. The terms and conditions of the financing with DH Financial, L.C. were similar to the September financing. As of December 20, 1999, Headwaters had received a total of $1,500,000, less a placement fee of 10%. The debt was convertible at $.73 per share, the market price at closing, or market price on the conversion date, whichever was less. The debt was convertible after January 21, 2000. All of this debt was redeemed by Headwaters in January 2000. The redemption consideration paid for this redemption and the Aspen redemption discussed above included approximately $1,000,000 in redemption premiums plus approximately 214,000 shares of Common Stock. The loss recognized as a result of the redemption consideration paid plus the acceleration of amortization of the unamortized debt discount and debt issuance costs totaled approximately $1,823,000.

         The agreement required the issuance of warrants to purchase Headwaters shares equal to 40% of the shares issuable under the debt agreement. Warrants for the purchase of approximately 935,000 shares were issued. The warrants have a three-year exercise period and an exercise price of $.88 per share, and were assigned a value, using the Black-Scholes option valuation model, of approximately $269,000.

         Loan with Trans Pacific Stores, Ltd. ("TPS"). On June 12, 1998, Headwaters entered into a loan agreement in which TPS, a company for which Mr. John Hill, a director of Headwaters, serves as president, agreed to loan Headwaters $4,000,000. Warrants to purchase 100,000 shares of Common Stock were granted in October 1998 based on the outstanding principal balance at that time. The warrants were assigned a value, using the Black-Scholes option valuation model, of approximately $247,000. Interest on the outstanding principal balance accrued at 18% per annum until October 1998, at which time it increased to 22%. Principal and interest were originally due and payable June 12, 1999. The terms of this loan were amended in May 1999.

         In January 2000, Headwaters repaid $1,000,000 of this debt. In April 2000, $2,000,000 of the debt was converted into approximately 1,186,000 shares of Common Stock and warrants for the purchase of approximately 296,000 shares of Common Stock (exercisable through April 2005 at a price of $2.10 per share). The due date for the remaining $1,000,000 of debt was extended to April 2001, but in July 2000, Headwaters repaid the $1,000,000 and there is currently no amount outstanding under this debt agreement.

          Employment Agreements. Headwaters has entered into employment agreements with Messrs. Benson, Cook and Stewart which provide for significant benefits. See "Employment Contracts and Termination of Employment and Change in Control Arrangements." As of September 30, 2000, Headwaters had also entered into employment agreements with three other employees. The agreements generally are renewable by Headwaters and have terms of one to three years. They provide for annual salaries and benefits ranging from approximately $132,000 to $250,000 annually per officer or employee, currently totaling approximately $1,142,000 for all officers and employees combined. All agreements provide for termination benefits, generally consisting of at least one-year's salary.

         Cancellation of Related Party Notes Receivable. In 2000, Headwaters entered into termination agreements with certain current and former officers and employees having notes and interest payable to Headwaters totaling approximately $6,164,000. The agreements were entered into because of Headwaters' desire to reduce outstanding shares, simplify its balance sheet presentation of the notes receivable and because it was unlikely that the notes would be repaid. The agreements called for the cancellation of the outstanding balances under the notes, including interest, in exchange for the surrender and cancellation of the outstanding shares of common stock collateralizing the notes. These transactions did not involve any of the named executives and resulted in the cancellation of approximately 812,000 shares of Common Stock and the recognition of a loss of approximately $219,000, which amount represents the interest recognized on the notes in prior periods.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Headwaters' officers and directors, and persons who own more than 10% of a registered class of Headwaters' equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish Headwaters with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Headwaters between October 1, 1999 and September 30, 2000, on year-end reports furnished to Headwaters after September 30, 2000, and on representations that no other reports were required, Headwaters has determined that during the 2000 fiscal year all applicable 16(a) filing requirements were met, except as follows.

         Raymond J. Weller, a director of Headwaters, acquired 500 shares of common stock of Headwaters on May 9, 2000. The transaction was reported on a Form 4 filed on December 13, 2000. Mr. Weller also acquired 6,800 shares of Headwaters common stock on June 29, 2000, for which a Form 5 was filed reporting the transaction on or about November 14, 2000.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees for Election as Director

         At the Meeting, the stockholders will elect two Class I directors to hold office until the annual meeting of stockholders in 2004, the expiration of their terms, or until their successors are duly elected and qualified. The Board of Directors is divided into three classes, currently comprised of two Class I directors, whose terms will expire at the Meeting, three Class II directors, whose terms will expire at Headwaters' annual meeting in 2002, and one Class III director, whose term will expire at Headwaters' annual meeting in 2003. The Board currently consists of six members: Raymond J. Weller, Brent M. Cook, DeLance W. Squire, James A. Herickhoff, John P. Hill, Jr., and Kirk A. Benson. The Board proposes that the individuals listed below as nominees be elected as Class I directors of Headwaters. The nominees have consented to serve if elected to the Board. In the event that one or both of the nominees are unable to serve as director at the time of the Meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted "FOR" such substitute nominee(s) as shall be designated by the Board to fill the vacancy or vacancies.

         The names of the nominees, together with certain information about them, is set forth below:

     Name              Age     Position with Headwaters       Director Since
     ----              ---     ------------------------       --------------
James A. Herickhoff     58             Director                    1997
John P. Hill, Jr.       40             Director                    1997

         James A. Herickhoff has served as a Director since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is President, Chief Operating Officer and a principal of Wold Talc Company, which operates one of the largest talc mines in the United States. From 1987 to 1994 he served as President of Atlantic Richfield Company's Thunder Basin Coal Company. Mr. Herickhoff has over 25 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19,000,000 to approximately 40,000,000 tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO's underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received a Bachelor degree in 1964 from St. John's University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986. Mr. Herickhoff's term expires in 2001.

         John P. Hill, Jr. has served as a Director since September 1997. Mr. Hill is the president of Quince Associates, a closely-held investment company. Since 1989, Mr. Hill has also served as President of Trans Pacific Stores, Ltd., a privately held operator of retail stores. Prior to 1989, Mr. Hill was the Chief Financial Officer for various privately held retail and restaurant companies. Mr. Hill received a Bachelor of Science degree in Accounting from the University of Maryland and became a Certified Public Accountant in 1984. Mr. Hill's term expires in 2001.

         The names of the Class II directors, together with certain information about them, are set forth below:

             Name            Age    Position with Headwaters      Director Since
             ----            ---    ------------------------      --------------
        Raymond J. Weller     55             Director                   1991
        DeLance W. Squire     81             Director                   1996
        Kirk A. Benson        50          Chairman and                  1999
                                       Chief Executive Officer

         Raymond J. Weller has served as a Director of Headwaters since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been Vice President of Health Care Benefits of Utah, a Utah based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay. Mr. Weller's term expires in 2002.

         DeLance W. Squire has served as a Director of Headwaters since December 1996. Currently Mr. Squire is President of Management and Professional Inc. Mr. Squire was the founder of Squire & Co., Orem, Utah and retired in 1986. From 1986 until 1987, Mr. Squire served as the Executive Director for the Commission for Economic Development, Orem, Utah. Mr. Squire was previously the mayor of the City of Orem, Utah. In addition, Mr. Squire serves as the chairman of the board of trustees for Timpanogos Regional Hospital, Orem, Utah. Mr. Squire received his B.S. degree in Accounting from Brigham Young University in 1947 and became a Certified Public Accountant in 1950. Mr. Squire`s term expires in 2002.

         Kirk A. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999. Most recently, Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation's largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. Mr. Benson is a Ph.D. candidate at the Peter F. Drucker Graduate School of Management at Claremont Graduate University. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University. Mr. Benson's term as a Director expires in 2002.

         The name of the Class III Director, together with certain information about him, is set forth below:

            Name        Age     Positions with Headwaters     Director Since
            ----        ---     -------------------------     --------------
        Brent M. Cook   40        Director and President           1996

         Brent M. Cook has served as President since April 1999. From November 1996 to April 1999 he served as Chief Executive Officer. He also served as President from October 1996 until July 1998, and as Chief Financial Officer from June 1996 until November 1996. Mr. Cook is a Certified Public Accountant. Prior to joining Headwaters, Mr. Cook was Director of Strategic Accounts-Utah Operations, for PacifiCorp, Inc. ("PacifiCorp"). His responsibilities included the management of revenues of approximately $128 million per year, and seeking out and evaluating strategic growth opportunities for PacifiCorp, including joint ventures and other transactions. Mr. Cook spent more than 12 years with PacifiCorp. Mr. Cook has served as a Director since November 1996. His term as a Director expires in 2003.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                   THE ELECTION OF MESSRS. HERICKHOFF AND HILL

      PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit Committee and the Board have appointed Arthur Andersen LLP, certified public accountants, as auditors to examine the financial statements of Headwaters for Fiscal 2001 and to perform other appropriate accounting services and are requesting ratification of such appointment by the stockholders. PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) served as Headwaters' auditors from 1994 to July 2000, at which time they were dismissed. PricewaterhouseCoopers' reports on the financial statements for the fiscal years ended September 30, 1998 and 1999 were unqualified. During the two fiscal years ended September 30, 1999 and through July 2000, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

         In the event that the stockholders do not ratify the appointment of Arthur Andersen LLP, the adverse vote will be considered a directive to the Audit Committee and the Board to select other auditors for the next fiscal year.

         A representative of Arthur Andersen LLP is expected to attend the Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS
                OF HEADWATERS AND ITS STOCKHOLDERS AND RECOMMENDS
                          A VOTE "FOR" APPROVAL THEREOF
                              STOCKHOLDER PROPOSALS

         Stockholders may submit proposals on matters appropriate for stockholder action at Headwaters' annual meeting consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2002 annual meeting, they must be received by Headwaters not later than September 21, 2001 or such later date as Headwaters may specify in its SEC filings. Such proposals should be addressed to Headwaters at 11778 S. Election Drive, Suite 210, Draper, Utah 84020, Attn:
Corporate Secretary.

         It is anticipated that proxies solicited in connection with Headwaters' 2002 annual meeting will confer discretionary authority to vote on matters, among others, of which Headwaters does not receive notice prior to September 21, 2001.

                                  OTHER MATTERS

         Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

                             SOLICITATION OF PROXIES

         The accompanying form of proxy is being solicited on behalf of the Board. The expense of solicitation of proxies for the Meeting will be paid by Headwaters. In addition to the mailing of the proxy material, such solicitation may be made in person or by written communication, telephone or telegraph by directors, officers, employees or agents of Headwaters or its subsidiaries.

         If you have any questions about giving your proxy or require any assistance, please contact Sharon Madden, Headwaters' Director of Investor Relations, at 1-800-316-6214.

         YOUR VOTE IS IMPORTANT. YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID HEADWATERS IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATIONS. GIVING YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE MEETING OR YOUR RIGHT TO RESUBMIT LATER DATED PROXY CARDS.

                                            Headwaters Incorporated

                                            By Order of the Board of Directors,

                                            /s/ Harlan M. Hatfield
                                            -------------------------------
                                            Harlan M. Hatfield
                                            Secretary

Draper, Utah
January 26, 2001

                             HEADWATERS INCORPORATED

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF STOCKHOLDERS
                             FRIDAY, MARCH 23, 2001

         The undersigned stockholder(s) of Headwaters Incorporated, a Delaware corporation (the "Company"), revoking all previous proxies, hereby appoints Harlan M. Hatfield as the attorney and proxy of the undersigned, with full power of substitution, to cast all votes for all shares of Common Stock of Headwaters which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of Headwaters to be held at the Country Inn & Suites, 10499 South Jordan Gateway, South Jordan, UT 84095, on Friday, March 23, 2001, at 2:00 p.m., Mountain Standard Time, and any and all adjournments or postponements thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

                          (Please date and sign below)

                                             Please mark your vote as this [X]
1. ELECTION OF DIRECTORS:
   John P. Hill, Jr.                         FOR    [ ]     WITHHOLD       [ ]
   (If elected, Mr. Hill's term                             AUTHORITY
   would expire in 2004)

   James A. Herickhoff                       FOR    [ ]     WITHHOLD       [ ]
   (If elected, Mr. Herickhoff's                            AUTHORITY
   term would expire in 2004)


2. RATIFY THE SELECTION BY THE BOARD         FOR    [ ]     AGAINST        [ ]
   OF ARTHUR ANDERSEN LLP AS INDEPENDENT                    ABSTAIN        [ ]
   AUDITORS OF HEADWATERS FOR THE 2001
   FISCAL YEAR


         This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted "FOR" items 1 and 2. This Proxy also delegates discretionary authority to the proxy to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF HEADWATERS INCORPORATED.

Dated: ________________________________, 2001


_____________________________________________
Name of Stockholder

_____________________________________________
Signature of Stockholder

NOTE: Please date and sign this Proxy exactly as the names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. Proxies executed in the name of a corporation should be signed on behalf of the corporation by a duly authorized officer. Where shares are owned in the name of two or more persons, all such persons should sign.

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

APPENDIX A

                             HEADWATERS INCORPORATED
                                     CHARTER
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

--------------------------------------------------------------------------------

Purpose and Mission

The Audit Committee will, on behalf of the Shareholders, provide oversight of HEADWATERS management in areas of corporate governance including:


1. The financial reporting system, the system of controls, the outside independent auditing process and audit results;

2. Legal and regulatory compliance in areas where control systems must be in place to reduce financial risk and exposure to the company to acceptable levels.

Structure of the Committee

The Audit Committee will be composed of no less than three outside Directors. There shall be no inside Directors on the Committee, nor Directors who have previously been officers of the Company.

A Chairman shall be appointed by the Chairman of the Board of Directors and shall serve a maximum of three years as Chairman or until the Chairman is no longer a member of the Board.

Committee members will serve staggered terms. The appointments to terms shall be made by the Board Chairman.

The Committee shall meet at least semi-annually, or more frequently as necessary.

Role and Responsibilities of the Audit Committee

The Committee, in addition to the scope of activities listed below, may extend its oversight to other areas or activities as may be determined by the Committee or requested by the full Board of Directors.

The Committee will:

1. Conduct reviews of the financial internal control system including approval systems, segregation of duties, reporting structure, policies and adequacy of reports, and compliance with GAAP.

2. Review significant accounting and reporting issues of the Company, including professional and regulatory pronouncements. Review interim financial reports.

3. Review the scope, approach, performance, and fee arrangement of outside auditors.

4. Review audit findings and recommendations for improvement and report to the full Board, complete with its recommendations. Evaluate the performance of outside auditors.

5. Review management's system for compliance with the Corporate Code of Conduct, the Securities and Exchange Commission, the Foreign Corrupt Practices Act, and with regulations of act such as ERISA, EPA, RCRA, CERCLA, the Clean Air Act, the Clean Water Act, MSHA, OSHA, and so forth.

6. Review policies and procedures for approval of Company officers' expenses and perquisites.

7. Review with corporate counsel, any legal matters which could have significant impact on the Company's financial position

8. Review and approve, prior to placement, the appointment of the Chief Financial Officer and head of an internal audit function.

9. Conduct a review of the performance of each Audit Committee member and report to the Board Chairman.

10. Report regularly to the full Board on matters of significance to the Company.

11. Review management's consultations with outside accounting advisors on significant accounting or reporting issues.

         SUBMITTED BY AUDIT COMMITTEE:        APPROVED BY BOARD OF DIRECTORS

         Date: May 25, 2000                   Date: May 25, 2000
               -------------                        -------------

                                              Chairman
         Chairman: /s/ James A. Herickhoff    & Director: /s/ Kirk A. Benson
                   -----------------------                ------------------
                   James A. Herickhoff                    Kirk A. Benson

                                              President
                   /s/ DeLance W. Squire      & Director: /s/ Brent M. Cook
                   ----------------------                -----------------
                   DeLance W. Squire                     Brent M. Cook

                   /s/ John P. Hill, Jr.      CFO:       /s/ Steven G. Stewart
                   ----------------------                ---------------------
                   John P. Hill, Jr.                     Steven G. Stewart

                                              Director:  /s/ Raymond J. Weller
                                                         ---------------------
                                                         Raymond J. Weller

                                              Director:  /s/ John P. Hill, Jr.
                                                         ---------------------
                                                         John P. Hill, Jr.

                                              Director:  /s/ DeLance W. Squire
                                                         ---------------------
                                                         DeLance W. Squire

                                              Director:  /s/ James A. Herickhoff
                                                         -----------------------
                                                         James A. Herickhoff